Exhibit 99.1

News Release

Weatherford Reports First Quarter 2017 Results
BAAR, SWITZERLAND, April 28, 2017 - Weatherford International plc (NYSE: WFT) reported a net loss of $448 million, or a loss of $0.45 per share, and non-GAAP net loss of $318 million before charges and credits ($0.32 non-GAAP loss per share) on revenues of $1.39 billion for the first quarter of 2017.

First Quarter 2017 Highlights

•	Net cash used in operating activities was $179 million;

•	Operating margins improved by 166 basis points sequentially, with 123% incrementals;

•	OneStimSM joint venture agreement was reached with Schlumberger;

•	Closed six manufacturing facilities; and

•	Received the Offshore Technology Conference 2017 Spotlight New Technology Award for our AutoFrac® RFID-enabled stimulation system.

Mark A. McCollum, President and Chief Executive Officer, commented, “I am honored to have the opportunity to lead Weatherford, an organization with a reputation for exceptional technologies and collaborative customer relationships, a strong global market presence and a high-caliber, diverse workforce. Building on a rich base of opportunities, I look forward to guiding our Company to reach its full potential.”

“In our next chapter, we intend to intensely focus on execution and process discipline, which will serve as our cornerstones for improved profitability and returns. As we emerge from the worst downturn in oilfield history, there has never been a more important time for collaboration across our organization as well as with our clients, reinforcing our commitment to being a trusted business partner to those we serve. Guided by our core values of ethics, integrity and accountability, we will challenge ourselves to consistently deliver greater value for our customers and our shareholders.”

	Three Months Ended			Change
(In Millions, Except Per Share Amounts)	3/31/2017	12/31/2016	3/31/2016	Sequential	Year-on-Year
Total Segment Results
Revenue	$1,386	$1,406	$1,585	(1)%	(13)%
Segment Operating Loss	$(52)	$(76)	$(157)	32%	67%
Segment Operating Margin	(3.8)%	(5.4)%	(9.9)%	166 bps	615 bps
Adjusted Segment Operating Loss *	$(52)	$(76)	$(105)	32%	50%
Adjusted Segment Operating Margin *	(3.8)%	(5.4)%	(6.6)%	166 bps	285 bps
Adjusted Segment Incrementals **				123%	27%

Net Loss	$(448)	$(549)	$(498)	18%	10%
Adjusted Net Loss *	$(318)	$(303)	$(239)	(5)%	(33)%

Diluted Loss per Share	$(0.45)	$(0.59)	$(0.61)	24%	26%
Adjusted Diluted Loss per Share *	$(0.32)	$(0.32)	$(0.29)	—%	(10)%

*
Adjusted Segment Operating Loss, Operating Margin, Net Loss and Diluted Loss per Share here and elsewhere in this filing are non-GAAP measures and exclude the first quarter 2016 charges on the Zubair contract.

** Adjusted Segment Incrementals here and elsewhere in this press release are calculated by taking the change in adjusted segment operating loss over the change in revenue.

McCollum continued, “Our recently announced joint venture with Schlumberger, OneStimSM, will offer a significant North America land-based multistage completions portfolio combined with one of the largest hydraulic fracturing fleets in the industry for the development of unconventional resource plays in land markets in the United States and Canada. This agreement enables us to take another step toward improving our balance sheet and strengthening our returns. It also confirms our commitment to creating strategic partnerships, sharing resources and capabilities to develop new technologies and achieve critical mass as a means to provide our clients with the lowest cost per barrel.”

“Our highest priority will be to improve and strengthen our balance sheet. Through more disciplined cost management, we will continue to streamline our operations, becoming a more efficient and leaner organization. This includes the completion of the OneStim joint venture and the divestiture of our Land Drilling Rigs business. Delivering heightened service quality and reliability will position our Company on a solid path toward long-term profitability. Improved profitability will in turn drive cash flow, and stronger cash flow will improve our balance sheet. We realize the responsibility of being good stewards and recognize that there is work to be done to earn your trust and confidence. We are committed to meaningfully improving our returns and increasing shareholder value.”

First Quarter 2017 Results

Revenue for the first quarter of 2017 was $1.39 billion compared with $1.41 billion in the fourth quarter of 2016, or a 1% decrease, and was 13% lower than $1.59 billion of revenue reported in the first quarter of 2016. North America revenue increased 1%, despite the shutdown of the U.S. pressure pumping operations. International revenue declined 2% and Land Drilling Rigs revenue declined 6% sequentially.

Net loss for the first quarter of 2017 was $448 million (diluted net loss of $0.45 per share), compared to a $549 million loss in the fourth quarter of 2016 (diluted net loss of $0.59 per share), and a $498 million loss in the first quarter of the prior year (diluted net loss of $0.61 per share).

Non-GAAP adjusted net loss for the first quarter of 2017 was $318 million (non-GAAP diluted net loss of $0.32 per share), compared to a non-GAAP $303 million loss in the fourth quarter of 2016 (non-GAAP diluted net loss of $0.32 per share), and a non-GAAP $239 million loss in the first quarter of the prior year (non-GAAP diluted net loss of $0.29 per share).

After-tax charges, net of credits, of $130 million for the first quarter include:

•	$69 million in severance and restructuring charges;

•	$62 million in charges related to the fair value adjustment of our outstanding warrant; and

•	$1 million of income in other charges and credits.

Segment operating margins improved 166 basis points sequentially as rig count and activity increases from the continued recovery in North America. Artificial Lift, Completion, Drilling Services and Wireline drove the margin improvements. Year-on-year segment operating margin and adjusted segment operating margin improved 615 basis points and 285 basis points, respectively, due to reduced operating expenses from the shutdown of our pressure pumping operations in North America, the realization of savings from our cost reduction measures, and the increased activity in North America.

Cash Flow and Financial Covenants

Net cash used in operating activities was $179 million for the first quarter of 2017, including $144 million of debt interest payments, $43 million of cash severance and restructuring costs, and $30 million of SEC legal settlement costs, partially offset by reductions in working capital balances totaling $3 million. Capital expenditures of $40 million decreased by $28 million or 41% sequentially, and decreased $3 million or 7% from the same quarter in the prior year. In January 2017, we purchased certain leased equipment utilized in our North America pressure pumping business for a total amount of $240 million, which upon the closing of the transaction, will be contributed to the OneStim SM joint venture. As of March 31, 2017, we remained in compliance with our financial covenants as defined in our revolving and secured term loan credit facilities. Based on our current financial projections, we believe that we will remain in compliance with these covenants for the remainder of 2017.

Region and Segment Highlights

North America

	Three Months Ended			Change
(In Millions)	3/31/2017	12/31/2016	3/31/2016	Sequential	Year-on-Year
North America
Revenue	$490	$485	$543	1%	(10)%
Segment Operating Loss	$(18)	$(58)	$(128)	68%	86%
Segment Operating Margin	(3.7)%	(11.9)%	(23.6)%	811 bps	1,990 bps

First quarter revenues of $490 million were up $5 million or 1% sequentially, and down $53 million, or 10%, over the same period last year. Excluding the impact of the U.S. pressure pumping operations, sequential revenues improved 16% while year-on-year revenues improved 7%. The increase in sequential revenue in the region was attributed to the increase in average rig count of 63% in Canada and 26% in the U.S., positively impacting most of our product lines. First quarter segment operating loss improved by $40 million sequentially to a loss of $18 million (-3.7% margin). Compared to the same period last year, first quarter segment operating loss improved by 86%. The improvement in operating income was due to reduced operating expenses as a result of the shutdown of our pressure pumping operations and the realization of savings from cost cutting measures.

Operational highlights in North America during the first quarter include:

•
In the Eagle Ford Shale, the Weatherford hostile-environment-logging (HEL) system enabled failure-free drilling of 57 wells, saving more than $1 million. The operator had previously experienced measurement-while-drilling (MWD) system failures due to high downhole temperatures in the field. The average MWD system failure incurred 24 hours of nonproductive time (NPT), valued at $75,000 per incident. Seeking to reduce NPT, the operator contracted Weatherford to deploy its HEL system, which is designed for performance in high-temperature environments.

•
Over the past five years, Weatherford has completed multiple wells for a supermajor operator in the deepwater Gulf of Mexico using TerraForm® openhole packers. By achieving secure and compliant well integrity in an open hole, TerraForm packers eliminate the need for casing, cement, perforation and other costs related to cased-hole completions. The estimated savings achieved by using TerraForm packers are $15 to $20 million per well. As a result of this outstanding track record, the client recently ordered 25 more TerraForm packers for deployment in this field.

•
Weatherford won a contract for more than 40 pumping units for an operator in Western Canada, replacing the incumbent artificial lift systems provider in that field. Deployment is underway, with 20 units delivered in the first quarter.

International Operations

	Three Months Ended			Change
(In Millions)	3/31/2017	12/31/2016	3/31/2016	Sequential	Year-on-Year
International Operations
Revenue	$807	$827	$923	(2)%	(13)%
Segment Operating Income (Loss)	$(4)	$7	$(3)	(175)%	(33)%
Adjusted Segment Operating Income (Loss) *	$(4)	$7	$49	(175)%	(109)%
Adjusted Segment Operating Margin *	(0.5)%	0.7%	5.4%	(122 bps)	(588 bps)
* Adjusted Segment Operating Income (Loss) and Margin here and elsewhere in this filing are non-GAAP measures and exclude the first quarter 2016 charges on the Zubair contract.

First quarter revenues of $807 million were down 2% sequentially and down 13% year-on-year. First quarter operating loss was $4 million (-0.5% margin), down from operating income of $7 million (0.7% margin) in the prior quarter. First quarter operating loss deteriorated by $1 million year-on-year, and first quarter adjusted segment operating loss, which excluded the effect from the Zubair contract in 2016, deteriorated by $53 million year-on-year.

•	Latin America
First quarter revenues of $242 million were down $8 million, or 3% sequentially, and down $63 million, or 21%, compared to the same quarter last year. First quarter operating income of $9 million (3.8% margin) was up $3 million sequentially but down 80% compared to the same period last year. The decrease in revenue was mainly driven by lower activity combined with project delays in Argentina as a result of a change in the compensation structure for union based employees, partially offset by increased activity in Colombia which benefited from an increase in the number of operating rigs. Despite this reduction in revenue, operating margins improved primarily due to favorable product line mix led by Well Construction and Secure Drilling Services.

Operational highlights in Latin America during the first quarter include:

•
Weatherford won a 30-month, $178 million contract to provide integrated services in shallow-water Mexico. The contract scope encompasses numerous product lines, technologies and capabilities, including Secure Drilling Services, Tubular Running Services, Wireline, Drilling Services, Surface Logging Systems, Drilling Fluids and Reservoir Solutions. Planning, land logistics and execution across all product lines and third parties will be managed by Weatherford’s Integrated Services and Projects product line.

•
By installing the Red Eye® multiphase metering system, an operator in Colombia optimized its well-testing process, decreasing the amount of diluent needed by 70%, while increasing the frequency of tests per month. This change has enabled the operator to reduce personnel by a 10 to 1 ratio and save approximately $10 million per year.

•	Europe/Sub-Sahara Africa/Russia
First quarter revenues of $244 million were up $30 million or 14% sequentially, and down $13 million, or 5%, compared to the same quarter last year. First quarter operating loss of $10 million (-4.1% margin) increased from operating loss of $8 million (-4.0% margin) sequentially, and increased from operating loss of $1 million (-0.4% margin) year-on-year. Sequential revenues increased due to low margin product sales in Sub-Sahara Africa and Europe partially offset by lower seasonal activity in the Norwegian Continental Shelf and parts of Russia. The increase in sequential operating loss was primarily driven by higher costs in Russia to prepare for an expected seasonal rebound of activity levels in the second quarter.

Operational highlights in Europe/Sub-Sahara Africa/Russia during the first quarter include:

•
During a deepwater completion operation in the North Sea, the Weatherford RFID-enabled reservoir isolation valve eliminated the need for an intermediate completion, reducing rig time by 24 to 36 hours and mitigating high health, safety and environmental (HSE) risks.

•
In January 2017, Gazprom Neft Orenberg named Weatherford the Best Service Company of 2016. Service companies were evaluated based on multiple performance indicators, including technical parameters, service quality and NPT. Weatherford earned the award thanks to high HSE standards, guaranteed service quality, and reliability of technical solutions, specifically in the area of directional drilling.

•
In Western Siberia, an operator seeking to reduce total well construction time contracted Weatherford to plan and deploy an optimized drilling bottomhole assembly. Pre-drill planning combined with use of Weatherford measurement and logging-while-drilling tools helped to increase rate of penetration and limit wiper trips. As a result, the operator finished drilling operations 17 days ahead of schedule.

•	Middle East/North Africa/Asia Pacific
First quarter revenues of $321 million were down 12% sequentially and down 11% from the same quarter in the prior year. Operating loss of $3 million (-1.1% margin) deteriorated from operating income of $9 million (2.4% margin) in the prior quarter, but improved compared to an operating loss of $46 million (-12.7% margin) in the same quarter last year. Compared to adjusted operating income of $6 million (1.7% margin) for the first quarter of 2016, which excluded the impact from charges related to the Zubair contract, operating income in the first quarter 2017 deteriorated by 156%. The sequential decrease in revenue was primarily due to lower product sales across the region as well as continued pricing pressure, partially offset by increased service revenue from new contracts. Lower product costs were offset by startup costs for our Wireline contract in Kuwait, which commenced at the end of the quarter.

Operational highlights in the Middle East/North Africa/Asia Pacific during the first quarter include:

•
On two separate jobs, the Weatherford inflatable packoff stage tool (POST) enabled a large Middle Eastern national oil company (NOC) to drill to total depth and land casing at setting depth with zero NPT, saving between 40 and 48 hours of rig time on each well. The tool facilitated efficient two-stage cementing by eliminating the need to pull casing and recondition the hole or to perform a remedial cement job.

•
A large NOC in the Middle East executed a drilling campaign planned for 180 days in just 133 days using the Microflux® control system. The rig time savings are valued at approximately $4 million. Based on the success on this job, Weatherford is now established as a proven service provider in managed pressure drilling for this large NOC.

•	In Indonesia, the Microflux® automated control system powered by OneSync® managed pressure drilling software enabled an operator to drill 2,000 feet deeper than planned.

Land Drilling Rigs

First quarter revenues of $89 million were down $5 million, or 6% sequentially and down $30 million, or 25%, compared to the same quarter in the prior year. First quarter operating loss of $30 million (-33.3% margin) deteriorated sequentially and year-on-year by $5 million and $4 million, respectively. The decrease in revenues and operating results was due to a decline in drilling and contract activity in the Gulf States, combined with lower operational efficiency during the first quarter 2017, partially offset by the startup of new drilling contracts in North Africa.

Despite select operational issues that weighed on the quarter, there were noteworthy wins in the Middle East:

•
Land rigs in Oman set four field records in a single campaign, with the fastest well delivered 6 days ahead of schedule. Additionally, an operator in Algeria recognized Weatherford land rigs for drilling a well 7.45 days ahead of plan.

•	Contracts with two large NOCs have been extended through 2018.

About Weatherford

Weatherford is one of the largest multinational oilfield service companies providing innovative solutions, technology and services to the oil and gas industry. The Company operates in over 90 countries and has a network of approximately 880 locations, including manufacturing, service, research and development, and training facilities and employs approximately 29,500 people. For more information, visit www.weatherford.com and connect with Weatherford on LinkedIn, Facebook, Twitter and YouTube.

Conference Call

The Company will host a conference call with financial analysts to discuss the quarterly results on April 28, 2017, at 8:30 a.m. eastern time (ET), 7:30 a.m. central time (CT). Weatherford invites investors to listen to the call live via the Company’s website, at http://ir.weatherford.com/conference-call-details. A recording of the conference call and transcript of the call will be available in that section of the website shortly after the call ends.

# # #

Contacts:	Christoph Bausch	+1.713.836.4615
Executive Vice President and Chief Financial Officer

	Karen David-Green	+1.713.836.7430
Vice President – Investor Relations, Marketing and Communications

Forward-Looking Statements

This news release contains, and the conference call announced in this release may include, forward-looking statements. These forward-looking statements include, among other things, the Company’s quarterly non-GAAP earnings per share, effective tax rate, net debt, forecasts or expectations regarding business outlook, and capital expenditures, and are also generally identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “outlook,” “budget,” “intend,” “strategy,” “plan,” “guidance,” “may,” “should,” “could,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, although not all forward-looking statements contain these identifying words. Such statements are based upon the current beliefs of Weatherford’s management, and are subject to significant risks, assumptions and uncertainties. Should one or more of these risks or uncertainties materialize, or underlying assumptions prove incorrect, actual results may vary materially from those indicated in our forward-looking statements. Readers are also cautioned that forward-looking statements are only predictions and may differ materially from actual future events or results, including possible changes in the expected savings associated with our cost cutting reductions, including the closing of our pressure pumping operations; the success and closing of our joint ventures and strategic partnerships; and the changes in spending by our clients and customers. Forward-looking statements are also affected by the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, the Company’s Quarterly Reports on Form 10-Q, and those set forth from time-to-time in the Company’s other filings with the Securities and Exchange Commission (“SEC”). We undertake no obligation to correct or update any forward-looking statement, whether as a result of new information, future events, or otherwise, except to the extent required under federal securities laws.

Weatherford International plc
Condensed Consolidated Statements of Operations
(Unaudited)
(In Millions, Except Per Share Amounts)

	Three Months Ended
	3/31/2017	3/31/2016
Net Revenues:
North America	$490	$543
Middle East/North Africa/Asia Pacific	321	361
Europe/SSA/Russia	244	257
Latin America	242	305
Land Drilling Rigs	89	119
Total Net Revenues	1,386	1,585

Operating Income (Loss):
North America	(18)	(128)
Middle East/North Africa/Asia	(3)	6
Europe/SSA/Russia	(10)	(1)
Latin America	9	44
Land Drilling Rigs	(30)	(26)
Adjusted Segment Operating Loss	(52)	(105)
Research and Development	(39)	(45)
Corporate Expenses	(33)	(43)
Other Charges, Net	(72)	(254)
Total Operating Loss	(196)	(447)

Other Income (Expense):
Interest Expense, Net	(141)	(115)
Warrant Fair Value Adjustment	(62)	—
Currency Devaluation Charges	—	(31)
Other Income (Expense), Net	(11)	1
Net Loss Before Income Taxes	(410)	(592)

Income Tax (Provision) Benefit	(33)	101

Net Loss	(443)	(491)
Net Income Attributable to Noncontrolling Interests	5	7
Net Loss Attributable to Weatherford	$(448)	$(498)

Loss Per Share Attributable to Weatherford:
Basic & Diluted	$(0.45)	$(0.61)

Weighted Average Shares Outstanding:
Basic & Diluted	988	813

Weatherford International plc
Selected Statements of Operations Information
(Unaudited)
(In Millions)
	Three Months Ended
	3/31/2017	12/31/2016	9/30/2016	6/30/2016	3/31/2016
Net Revenues:
North America	$490	$485	$449	$401	$543
Middle East/North Africa/Asia Pacific	321	363	329	400	361
Europe/SSA/Russia	244	214	225	243	257
Latin America	242	250	255	249	305
Land Drilling Rigs	89	94	98	109	119
Total Net Revenues	$1,386	$1,406	$1,356	$1,402	$1,585

	Three Months Ended
	3/31/2017	12/31/2016	9/30/2016	6/30/2016	3/31/2016
Operating Income (Loss):
North America	$(18)	$(58)	$(95)	$(101)	$(128)
Middle East/North Africa/Asia Pacific	(3)	9	(8)	—	6
Europe/SSA/Russia	(10)	(8)	(3)	1	(1)
Latin America	9	6	14	1	44
Land Drilling Rigs	(30)	(25)	(19)	(17)	(26)
Adjusted Segment Operating Loss	(52)	(76)	(111)	(116)	(105)
Research and Development	(39)	(40)	(33)	(41)	(45)
Corporate Expenses	(33)	(32)	(30)	(34)	(43)
Other Charges, Net	(72)	(251)	(771)	(269)	(254)
Total Operating Loss	$(196)	$(399)	$(945)	$(460)	$(447)

	Three Months Ended
	3/31/2017	12/31/2016	9/30/2016	6/30/2016	3/31/2016
Product and Service Line Revenues (a):
Formation Evaluation and Well Construction	$824	$773	$765	$806	$890
Completion and Production	473	539	493	487	576
Land Drilling Rigs	89	94	98	109	119
Total Product Service Line Revenues	$1,386	$1,406	$1,356	$1,402	$1,585

	Three Months Ended
	3/31/2017	12/31/2016	9/30/2016	6/30/2016	3/31/2016
Depreciation and Amortization:
North America	$40	$41	$55	$58	$54
Middle East/North Africa/Asia Pacific	51	52	60	60	61
Europe/SSA/Russia	39	41	45	48	48
Latin America	51	55	56	56	61
Land Drilling Rigs	24	22	22	23	22
Research and Development and Corporate	3	4	4	4	4
Total Depreciation and Amortization	$208	$215	$242	$249	$250

(a)
Formation Evaluation and Well Construction includes Managed-Pressure Drilling, Drilling Services, Tubular Running Services, Drilling Tools and Rental Equipment, Wireline Services, Testing and Production Services, Re-entry and Fishing Services, Cementing Products, Liner Systems, Integrated Laboratory Services and Surface Logging. Completion and Production includes Artificial Lift Systems, Stimulation and Completion Systems.

We report our financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, Weatherford’s management believes that certain non-GAAP financial measures and ratios (as defined under the SEC’s Regulation G) may provide users of this financial information, additional meaningful comparisons between current results and results of prior periods. The non-GAAP amounts shown below should not be considered as substitutes for operating income, provision for income taxes, net income or other data prepared and reported in accordance with GAAP, but should be viewed in addition to the Company’s reported results prepared in accordance with GAAP.

Weatherford International plc
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(In Millions, Except Per Share Amounts)

	Three Months Ended
	3/31/2017	12/31/2016	3/31/2016
Operating Loss:
GAAP Operating Loss	$(196)	$(399)	$(447)
Severance, Restructuring and Exited Businesses	75	130	77
Litigation Charges, Net	—	30	67
Impairments, Asset Write-Downs and Other (a) (b)	(3)	91	58
Legacy Contract	—	—	52
Total Non-GAAP Adjustments	72	251	254
Non-GAAP Adjusted Operating Loss	$(124)	$(148)	$(193)

Loss Before Income Taxes:
GAAP Loss Before Income Taxes	$(410)	$(537)	$(592)
Operating Income Adjustments	72	251	254
Warrant Fair Value Adjustment	62	(16)	—
Currency Devaluation Charges	—	10	31
Non-GAAP Loss Before Income Taxes	$(276)	$(292)	$(307)

(Provision) Benefit for Income Taxes:
GAAP (Provision) Benefit for Income Taxes	$(33)	$(7)	$101
Tax Effect on Non-GAAP Adjustments	(4)	1	(26)
Non-GAAP (Provision) Benefit for Income Taxes	$(37)	$(6)	$75

Net Loss Attributable to Weatherford:
GAAP Net Loss	$(448)	$(549)	$(498)
Total Charges, net of tax	130	246	259
Non-GAAP Net Loss	$(318)	$(303)	$(239)

Diluted Loss Per Share Attributable to Weatherford:
GAAP Diluted Loss per Share	$(0.45)	$(0.59)	$(0.61)
Total Charges, net of tax	0.13	0.27	0.32
Non-GAAP Diluted Loss per Share	$(0.32)	$(0.32)	$(0.29)

GAAP Effective Tax Rate (c)	(8)%	(1)%	17%
Non-GAAP Effective Tax Rate (d)	(14)%	(2)%	24%

(a)
Impairments, asset write-downs and other of $91 million in the fourth quarter of 2016 include $69 million in pressure pumping business related shutdown costs and other charges, and $22 million of other charges and credits.

(b)
Impairments, asset write-downs and other of $58 million in the first quarter of 2016 include $35 million of pressure pumping business related charges and $23 million primarily related to a land drilling rig loss and other charges and credits.

(c)	GAAP Effective Tax Rate is the GAAP provision for income taxes divided by GAAP income before income taxes.

(d)	Non-GAAP Effective Tax Rate is the Non-GAAP provision for income taxes divided by Non-GAAP income before income taxes and calculated in thousands.

Weatherford International plc
Selected Balance Sheet Data
(Unaudited)
(In Millions)

	3/31/2017	12/31/2016	9/30/2016	6/30/2016	3/31/2016
Assets:
Cash and Cash Equivalents	$546	$1,037	$440	$452	$464
Accounts Receivable, Net	1,292	1,383	1,414	1,484	1,693
Inventories, Net	1,700	1,802	1,917	2,195	2,302
Assets Held for Sale	860	23	11	14	2
Property, Plant and Equipment, Net	4,265	4,480	4,708	5,247	5,471
Goodwill and Intangibles, Net	2,602	3,045	3,104	3,182	3,216

Liabilities:
Accounts Payable	803	845	666	790	934
Liabilities Held for Sale	96	—	—	—	—
Short-term Borrowings and Current Portion of Long-term Debt	240	179	555	290	1,212
Long-term Debt	7,299	7,403	6,937	6,943	5,846

Weatherford International plc
Net Debt
(Unaudited)
(In Millions)

Change in Net Debt for the Three Months Ended 3/31/2017:
Net Debt at 12/31/2016			$(6,545)
Operating Loss			(196)
Depreciation and Amortization			208
Capital Expenditures for Property, Plant and Equipment			(40)
Acquisition of Assets Held for Sale			(240)
Proceeds from Sale of Assets			4
Decrease in Working Capital			3
Litigation Payments			(30)
Income Taxes Paid			(43)
Interest Paid			(144)
Other			30
Net Debt at 3/31/2017			$(6,993)

Components of Net Debt	3/31/2017	12/31/2016	3/31/2016
Cash	$546	$1,037	$464
Short-term Borrowings and Current Portion of Long-term Debt	(240)	(179)	(1,212)
Long-term Debt	(7,299)	(7,403)	(5,846)
Net Debt	$(6,993)	$(6,545)	$(6,594)
“Net Debt” is defined as debt less cash. Management believes that it provides useful information regarding our level of indebtedness by reflecting cash that could be used to repay debt.
Working capital is defined as accounts receivable plus inventory less accounts payable.